Exhibit 3.1

AMENDMENT NO. 3 TO THE BYLAWS OF
NOVA BIOSOURCE FUELS, INC.

The Bylaws of Nova Biosource Fuels, Inc., a Nevada corporation (the “Company”) are hereby amended as follows:

1.             Amendment No. 1 to the Company’s Bylaws be, and hereby is, amended to replace all references to “Section 3.3.1” with “Section 3.3.2”.

The foregoing Amendment No. 3 to the Bylaws of the Company was adopted by the Board of Directors of the Company on February 3, 2008.

/s/ Leon van Kraayenburg
Leon van Kraayenburg
Secretary